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                                                                   Exhibit 23.01



                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 of insci-statements.com, corp. of (1) our report dated December 10, 1999 relating to the supplemental financial statements of insci-statements.com, corp as of March 31, 1999 and for each of the two years in the period ended March 31, 1999 which report appears in Form 8-K of insci-statements.com, corp. filed on January 12, 2000 and (2) our report dated May 18, 1999, relating to the financial statements of insci-statements.com, corp. (formerly INSCI Corp.) as of March 31, 1999 and for each of the two years ended March 31, 1999 which appears in the Company's fiscal 1999 Form 10KSB filing.

We also consent to the reference made to our firm under the caption Experts in the prospectus.




Pannell Kerr Forster PC
New York, NY
February 24, 2000